EXHIBIT 10.50

                                    AGREEMENT


      THIS AGREEMENT, entered into as of the 18th day of November, 1996, by and among Green Acres Casino Management Company, Inc., a Nevada corporation ("Green Acres"), Full House Resorts, Inc., a Delaware corporation ("Full House"), GTECH Corporation, a Delaware corporation ("GTECH") and Gaming Entertainment (Michigan) LLC, a Delaware limited liability company ("LLC").

                                    RECITALS

      A. Green Acres entered into a Class II Management Agreement with the Nottawaseppi Huron Band of Potawatomi (the "Tribe") dated June 11, 1994 (the Class II Management Agreement") and a Class III Management Agreement with the Tribe also dated June 11, 1994 (the "Class III Management Agreement"); and Green Acres and Full House entered into an Agreement For Commercial Development with the Tribe dated January 4, 1995 ("Agreement for Commercial Development").

      B. Green Acres entered into an Agreement with Full House on January 4, 1995 (the "January 4, 1995 Agreement").

      C. Full House and GTECH entered into a Master Agreement dated December 29, 1995 to pursue certain business activities, including the opportunity described in the January 4, 1995 Agreement.

      D. The Tribe became a federally recognized Indian Tribe under federal laws in April, 1996.

      E. Full House has agreed to assign its rights under the January 4, 1995 Agreement and the Class II and Class III Management Agreements to the LLC, in which subsidiaries of Full House and GTECH are members.

      F. LLC has negotiated an amended and restated Class III Management Agreement (the "Amended and Restated Class III Management Agreement") with the Tribe. A copy of the Amended and Restated Class III Management Agreement is attached hereto as Exhibit A.

      G. LLC wants to enter into the Amended and Restated Class III Management Agreement as Manager. The LLC and Green Acres want to revise the January 4, 1995 Agreement to provide inter alia that Green Acres will not be part of the management company and will receive a royalty fee.

      H. The Amended and Restated Class III Management Agreement contemplates the construction and operation of a Class III casino (the "Casino").


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      NOW THEREFORE, in consideration of their mutual promises set forth in this Agreement, the parties hereto agree as follows:

      1. As soon as possible after execution of this Agreement, Green Acres and LLC will execute with the Tribe the Amended and Restated Class III Management Agreement in the form attached hereto as Exhibit A.

      2. LLC will have funding or a source of funding sufficient to enable it to perform this Agreement and the Amended and Restated Class III Management Agreement. The LLC will not agree to any amendment to the Amended and Restated Class III Management Agreement, except any amendment reasonably required to obtain approval thereof by the National Indian Gaming Commission and/or legally to commence Class III gaming, without the consent of Green Acres, which consent will not be unreasonably withheld.

      3. After the Commencement Date, as defined in the Amended and Restated Class III Management Agreement, and for so long as the Amended and Restated Class III Management Agreement remains in effect, Green Acres shall be paid a royalty fee in the amount described in the following paragraph (a) plus the amounts, if any, described in paragraphs (b) and (c), all of which amounts shall be paid out of the Management Fee paid to the LLC:

           (a) an amount equal to 3.75% of the Net Revenues, as defined in the Amended and Restated Class III Management Agreement, after deduction from Net Revenues of the amounts described in subparagraphs (i) through (iii) below.

                (i) An amount not to exceed One Thousand dollars ($1,000) per day of operations of the Casino, after the Commencement Date, for the expenses of employment of a General Manager for the Casino by the LLC, LLC audit costs, and incidental administrative expenses of the LLC. If the expense of a General Manager is paid as an Operating Expense of the Casino, this deduction shall be adjusted accordingly.

                (ii) The costs incurred by the LLC, Full House, GTECH and their affiliates in connection with the Casino prior to the Commencement Date that are not reimbursed by the Tribe, and are not reimbursed from proceeds of the Loan; provided that the deduction for such costs incurred prior to the Commencement Date shall be amortized in equal monthly installments with interest at an annual rate of nine percent (9%) commencing after the Commencement Date and shall not in the aggregate exceed Two Million Dollars ($2,000,000). Such costs may include without limitation payments made to the Tribe under the Class II and Class III Management Agreements and the Amended and

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           Restated Class III Management Agreement, legal, auditing and other professional fees, and other expenses incurred directly in connection with development of the Casino, but shall not include any legal fees incurred prior to the date of this Agreement, except fees paid to the firm of Bayh Connaughton and fees paid to the Tribe's attorneys.

                (iii) Any differential between the interest rate paid by the Tribe on the Loan and the interest rate charged by a third party lender or lenders on the Loan that is a direct expense of the LLC, it being agreed that insofar as possible, this amount will be calculated and deducted on a monthly basis. The LLC shall keep Green Acres advised regarding negotiations for the Loan and proposed terms and conditions therefor; and shall take into consideration recommendations Green Acres may make regarding the proposed lender and terms and conditions for the Loan.

           (b)  the greater of:

                (i) an amount equal to one percent (1%) of the LLC's Net Profits derived from the operation of any casino pursuant to the Amended and Restated Class III Management Agreement (and from any operation pursuant to a Class II management agreement with the Tribe), for any month in which that casino's "Win" exceeds $30 million for that month; or

                (ii) an amount equal to two percent (2%) of the LLC's Net Profits derived from the operation of any casino pursuant to the Amended and Restated Class III Management Agreement (and from any operation pursuant to a Class II management agreement with the Tribe), for any month in which the casino's "Win" exceeds $37.5 million for that month, which shall be payable on or before the twentieth day after the end of each calendar month during which the Net Profits exceeded such amount.

           (c)  either:

                (i) Seven Hundred Fifty Thousand Dollars ($750,000), if the Management Fee during the first eighteen (18) months of the Class III Casino's operation pursuant to the Amended and Restated Class III Management Agreement (and any Management Fee during that period pursuant to any Class 11 management agreement with the Tribe), after deduction of the amounts payable to Green Acres pursuant to

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           paragraphs (a) and (b) and after deduction of income taxes at a deemed rate of Forty Percent (40%), exceeds Fifteen Million Dollars ($15,000,000); or

                (ii) One Million One Hundred Twenty Five Thousand Dollars ($1,125,000), if the Management Fee during the first twelve (12) months of the Class III Casino's operation pursuant to the Amended and Restated Class III Management Agreement (and any Management Fee during that period pursuant to any Class 11 management agreement with the Tribe), after deduction of the amounts payable to Green Acres pursuant to paragraphs (a) and (b) and after deduction of income taxes at a deemed rate of Forty Percent (40%), exceeds Ten Million Dollars ($10,000,000), which shall be which shall be payable on or before the twentieth day of the month after the end of the eighteen
           (18) month or the twelve (12) month period, as the case may be.

The royalty fee payable to Green Acres under paragraph (a) above shall be paid on the date the monthly Management Fee is paid to the LLC, provided that such royalty fee paid each month shall not exceed fifteen percent (15%) of the Management Fee. Such cap shall not be applicable with regard to paragraphs 3(b) and 3(c) above. Any portion of the royalty fee payable under paragraph 3(a) above and not paid because of such cap shall be carried over to the next succeeding month or months when it shall be paid subject to such cap. Any portion of the royalty fee payable under paragraph (b) or paragraph (c) above which exceeds one hundred percent (100%) of the balance of the Management Fee payable in any month (after deduction of the royalty fee payable pursuant to paragraph (a)), shall be carried over to the next succeeding month or months until it is paid in full.

      Payment of the royalty fee under paragraphs (a), (b) and (c) may also be deferred by the LLC if the terms and conditions of the Loan documents require that the Management Fee must be used to pay down the Loan or put into reserve to secure the Loan.

      The LLC shall provide Green Acres with unaudited monthly financial statements for the operation of the Casino with each monthly payment pursuant to paragraph (a), and audited financial statements for the Casino and the LLC within ninety (90) days after the end of each fiscal year of the Casino and the LLC. The audit of the Casino shall be performed by an accounting firm pursuant to the Amended and Restated Class III Management Agreement, and the audit of the LLC shall be performed by a "big six" accounting firm.

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      4    As additional consideration, the LLC agrees as follows:

           (a) to retain Green Acres to provide consulting services in connection with the activities contemplated by this Agreement until the commencement of Class III gaming pursuant to the Amended and Restated Class III Management Agreement for a monthly fee of Ten Thousand Dollars ($10,000) payable on the date this Agreement is executed, and thereafter on the first business day of December, 1996 and each month thereafter until and including September 1, 1997 (if such Class III gaming has not commenced prior to that date).

           (b) That casino personnel hired pursuant to the Amended and Restated Class III Management Agreement will be hired locally to the extent feasible (recognizing that upper management will likely need to be hired from outside the area); and that a turn-key management company will not be used to perform the Amended and Restated Class III Management Agreement [or the Class II Management Agreement, or a consultant to perform the Class II Management Agreement],

           (c) That the expenses of operating any casino pursuant to the Amended and Restated Class III Management Agreement (and any Class II management agreement) unless such expenses are beyond the Manager's control will not exceed those which are commercially reasonable within the industry.

           (d) That upon the Commencement Date as that term is defined in the Amended and Restated Class III Management Agreement, the LLC shall retain Green Acres as a consultant to the LLC with base compensation of Eight Thousand Dollars ($8,000) per month, with office space, telephone and out-of-pocket expenses provided for one Executive of Green Acres who provides such consulting services, with such position and compensation to continue for a minimum term of three (3) years renewable upon agreement of the parties.

Full House and GTECH guarantee payment of the amounts described in paragraph (a) of this Section 4.

      5. It is acknowledged the Tribe has advised the parties that it will not perform the Agreement for Commercial Development and the Class II Management Agreement. Nevertheless, if the Tribe should at any subsequent date the Amended and Restated Class III Management Agreement is in effect decide to perform the Agreement for Commercial Development, or the Class II Management Agreement or any Class II management or consulting agreement with the Tribe, or to otherwise

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work cooperatively with Full House, GTECH or Green Acres, or any combination of them or their affiliated businesses for commercial development or with respect to Class II gaming, Full House, GTECH and Green Acres agree to perform such commercial development in a manner consistent with the Agreement For Commercial Development, and any such Class II gaming in a manner consistent with the Class II Management Agreement, insofar as such can feasibly be done, and in any event to provide Green Acres with a carried interest equivalent to fifteen percent (15%) of the participation which Full House and GTECH and their affiliated companies have in such project in a manner consistent with the terms of the Agreement for Commercial Development and/or the Class II Management Agreement, as the case may be. Furthermore if, without participation of the Tribe or any of its entities, Full House and/or GTECH and/or any of their affiliated business entities should undertake commercial development activities within five (5) miles of any casino managed or to be managed pursuant to the Amended and Restated Class III Management Agreement (or the Class II Management Agreement, or any Class II management agreement with the Tribe), Full House and GTECH will, or will cause their affiliated business entities to, offer Green Acres the right to participate in each such project to the extent of fifteen percent (15%) of expenses and fifteen percent (15%) of profits, it being understood that Green Acres would not have a carried interest in any such project, and that this undertaking to offer a participation would not apply to any lottery software, computer systems, consulting or similar business conducted by GTECH or its affiliates.

      6. If, for any reason, the LLC were to decide to abandon or terminate performance of the LLC pursuant to the Amended and Restated Class III Management Agreement [and/or the Class II Management Agreement], the LLC will give Green Acres sixty (60) days to purchase all of the membership interests in the LLC for Ten Dollars ($10) with no obligations owed by the LLC to Full House or GTECH or any of their affiliated entities, during which sixty (60) day period the LLC will not allow a Manager default under such management agreement. Notwithstanding the foregoing, the LLC may add additional members, and form a joint venture or partnership with other persons or entities and sell its rights as Manager.

      7. Any claim arising out of or relating to this Agreement shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction. Any payment hereunder not made when due shall bear interest until paid at the higher of (i) the prime rate as published in the Wall Street Journal plus two percent per annum, or (ii) the interest rate on the Loan, plus costs of collection, including reasonable attorney's fees. Also, the prevailing party in any claim for breach of this Agreement shall be entitled to recover its reasonable attorney's fees.

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      8.   The parties agree that neither is the agent, joint venturer or partner of each other by reason of this Agreement, that Green Acres is not a member of LLC and that none of them shall have the power, nor hold itself out as having the power, to bind or obligate any other party except as expressly set forth in this Agreement.

      9. The LLC will act fairly with respect to Green Acres and its rights pursuant to this Agreement.

      10. The parties each agree to execute all further agreements, contracts and documents, and to take all actions, necessary to effectuate the provisions and intent of this Agreement.

      11. Capitalized Terms in this Agreement that are not expressly defined in this Agreement shall have the meaning given to such terms in the Amended and Restated Class III Management Agreement.

      12. Upon execution of this Agreement each of the parties has provided the other parties with a true and correct copy of a corporate resolution duly adopted by its Board of Directors or governing body authorizing the execution and delivery of this Agreement by the officer designated below.

      13. Subject to Section 16, Green Acres as party of the first part ("First Party") and LLC, Full House and GTECH as party of the second part ("Second Party") hereby release each other from all claims, liabilities and obligations except as set forth in this Agreement.

      14.  Subject to Sections 5 and 16, this Agreement supersedes the
January 4, 1995 Agreement in its entirety, comprises the entire agreement between the First Party and the Second Party and shall supersede and substitute all prior agreements except as may be set forth herein. The First Party and the Second Party acknowledge and agree that there are no other agreements or understandings verbal or written express or implied between the First Party and the Second Party or their affiliates except as set forth herein.

      15. To the extent required by the National Indian Gaming Commission or any other governmental entity with jurisdiction over Indian gaming, Green Acres shall supply information on itself and its stockholders, directors and officers and shall obtain any license or approval as may be required for it to receive the royalty payments specified herein. The parties to this Agreement will cooperate to timely obtain any necessary approvals of this Agreement by the National Indian Gaming Commission or any other governmental entity with jurisdiction over Indian gaming, and agree that this Agreement shall be submitted to the National Indian Gaming Commission for approval as an agreement collateral to the Amended and

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

Restated Class III Management Agreement, if required. If for any reason this Agreement does not receive the required approvals, the parties agree that Green Acres will be provided, in lieu of the benefits described in this Agreement, a carried fifteen percent (15%) participation as a member of the LLC in a manner intended to yield substantially equivalent economic benefits to Green Acres as those contemplated in this Agreement.

      16. If the Amended and Restated Class III Management Agreement has not been executed by the Tribe by November 30, 1996, any party may rescind this Agreement and reinstate the January 4, 1995 Agreement by giving written notice to the other parties.

                                    GREEN ACRES CASINO MANAGEMENT
                                    COMPANY, INC.


                                    By /s/ DOROTHY GREEN
                                       -----------------------------------
                                           Dorothy Green, President
Dated:  November 25, 1996

                                    FULL HOUSE RESORTS, INC.


                                    By /s/ ROBERT KELLEY
                                    Its President
Dated:  November 25, 1996

                                    GTECH CORPORATION


                                    By /s/ JOHN TAYLOR
                                    Its Vice President
Dated:  November 25, 1996

                                    GAMING ENTERTAINMENT
                                    (MICHIGAN) LLC


                                    By /s/ JOHN TAYLOR
                                    Its member of management committee
Dated:  November 25, 1996

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